Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 11, 2021, with respect to the consolidated balance sheet of The New Home Company as of December 31, 2020, the related consolidated statements of operations, equity, and cash flows for the year then ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

/s/ KPMG LLP

Irvine, California

May 18, 2021